Exhibit 99.1

FOR IMMEDIATE RELEASE

Chevron Issues Interim Update for First Quarter 2014

SAN RAMON, Calif., April 9, 2014 – Chevron Corporation (NYSE: CVX) today reported in its interim update that earnings for the first quarter 2014 are expected to be lower than fourth quarter 2013, principally as a result of adverse foreign exchange effects, and selected asset impairments and related charges. Absent these impacts, first quarter 2014 earnings are expected to be comparable with the prior quarter’s results. The interim update contains industry and company operating data for the first two months of the first quarter. Readers are advised that the commentary below compares results for the first two months of the first quarter 2014 to full fourth quarter 2013 results, unless indicated otherwise.

UPSTREAM
Current year production has been affected by downtime, in part due to adverse weather across multiple regions including Kazakhstan, Canada, and the U.S. However, higher demand in Thailand and increased production at the LNG facility in Angola have served as an offset.

		2013				2014
		1Q	2Q	3Q	4Q	1Q thru Feb
U.S. Upstream
Net Production:
Liquids	MBD	455	455	448	440	436
Natural Gas	MMCFD	1,255	1,227	1,242	1,261	1,205
Total Oil-Equivalent	MBOED	664	659	655	650	637
Average Realizations:
Liquids	$/Bbl	94.49	92.25	97.18	89.88	91.26
Natural Gas	$/MCF	3.11	3.78	3.23	3.35	4.70
International Upstream
Net Production:
Liquids	MBD	1,305	1,258	1,279	1,286	1,272
Natural Gas	MMCFD	4,054	3,987	3,910	3,836	4,022
Total Oil-Equivalent	MBOED	1,981	1,923	1,930	1,926	1,942
Average Realizations:
Liquids	$/Bbl	102.35	93.71	104.29	100.57	98.37
Natural Gas	$/MCF	6.07	5.93	5.88	5.75	5.95

DOWNSTREAM
U.S. refinery crude-input volumes were down slightly compared to the fourth quarter. International refinery crude-input volumes declined, primarily reflecting increased maintenance activities at multiple refineries.

		2013				2014
		1Q	2Q	3Q	4Q	1Q thru Feb
Volumes:	MBD
	U.S. Refinery Input	576	814	831	871	863
	Int’l Refinery Input	818	872	885	878	794
	U.S. Branded Mogas Sales	500	526	529	513	496
Refining Market Indicators:	$/Bbl
	U.S. West Coast – Blended 5-3-2	21.37	23.46	19.76	20.11	16.83
	U.S. Gulf Coast – Maya/Mars 5-3-2	19.73	20.76	20.53	20.53	22.19
	Singapore – Dubai 3-1-1-1	9.40	8.52	5.65	4.76	8.08
Marketing Market Indicators:	$/Bbl
	U.S. West – Weighted DTW to Spot	5.51	5.73	4.84	5.41	4.98
	U.S. East – Houston Mogas Rack to Spot	4.78	5.10	2.76	3.82	2.96
	Asia-Pacific	11.07	11.03	10.62	9.74	10.04

ADDITIONAL ITEMS
The following table includes the estimated values on an absolute basis of select items in the full quarter.

$MM	1Q 2014	Comments
Foreign Exchange	~$(100)	Compared to absolute FX gains of ~$200MM for 4Q13
Impairments/Other Charges	$(400) - $(500)	Primarily Mining as well as various Upstream assets
“All Other” Segment Guidance	$(400) - $(500)	Per existing guidance

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NOTICE

Chevron’s discussion of first quarter 2014 earnings with security analysts will take place on Friday, May 2, 2014, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR'' PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments required by existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 27 through 29 of the company’s 2013 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.